Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
People’s Utah Bancorp

We consent to the incorporation by reference in Registration Statement No. 333-205095 on Form S-8 and Registration Statement No. 333-224197 on Form S-3 of our report dated March 15, 2018, relating to our audit of the consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows the year ended December 31, 2017 of People’s Utah Bancorp,  which appears in this Annual Report on Form 10-K of People’s Utah Bancorp for the year ended December 31, 2019.

/s/ Tanner LLC

Salt Lake City, Utah

March 13, 2020